Exhibit 99.1

PRESS RELEASE	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

II-VI Incorporated Announces Pricing of Public Offerings of Common Stock and Mandatory Convertible Preferred Stock

PITTSBURGH, July 2, 2020 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq: IIVI), a global leader in engineered materials and optoelectronic components, today announced the pricing of concurrent underwritten public offerings of (a) 9,302,235 shares of its common stock at a public offering price of $43.00 per share for gross proceeds to II-VI from the offering of approximately $400,000,000, before deducting the underwriting discounts and commissions and estimated offering expenses payable by II-VI (the “common stock offering”) and (b) 2,000,000 shares of its Series A Mandatory Convertible Preferred Stock at a public offering price of $200.00 per share for gross proceeds to II-VI from the offering of $400,000,000, before deducting the underwriting discounts and commissions and estimated offering expenses payable by II-VI (the “preferred stock offering”). In addition, II-VI has granted the underwriters a 30-day option to purchase up to an additional (a) 1,395,335 shares of its common stock at the applicable public offering price, less underwriting discounts and commissions, and (b) 300,000 shares of Series A Mandatory Convertible Preferred Stock at the applicable public offering price, less underwriting discounts and commissions and solely to cover over-allotments with respect to the preferred stock offering. Each of the common stock offering and the preferred stock offering is expected to close on or about July 7, 2020, subject to the satisfaction of customary closing conditions.

Unless earlier converted, each share of Series A Mandatory Convertible Preferred Stock will automatically convert on July 1, 2023 (subject to postponement for certain market disruption or other events) into between 3.8760 and 4.6512 shares of II-VI’s common stock, subject to customary anti-dilution adjustments.

Dividends on the Series A Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by II-VI’s board of directors, at an annual rate of 6% on the liquidation preference of $200.00 per share. If declared, these dividends will be payable in cash, by delivery of shares of II-VI’s common stock or through any combination of cash and shares of II-VI’s common stock, as determined by II-VI in its sole discretion, on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2020 and ending on, and including, July 1, 2023.

BofA Securities, J.P. Morgan and Citigroup are acting as joint book-running managers for each offering.

II-VI expects to use up to $714.6 million of the net proceeds from these offerings and/or cash on hand to repay borrowings (including accrued interest) under its existing credit agreement, and to use the remainder of net proceeds, if any, to develop, enhance, invest in or acquire related, emerging or complementary technologies, products, or businesses and for other general corporate purposes.

An automatic shelf registration statement (including a prospectus) relating to the offerings was filed with the SEC on June 30, 2020 (No. 333-239549) and became effective upon filing. Each offering is being made only by means of a prospectus supplement relating to such offering and the accompanying base

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PRESS RELEASE	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

prospectus. An electronic copy of each prospectus supplement, together with the accompanying prospectus, will be available on the SEC’s website at www.sec.gov. Alternatively, copies of each preliminary prospectus supplement relating to either offering and the accompanying prospectus may be obtained from (i) BofA Securities, Inc., NC1-005-03-43, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by emailing dg.prospectus_requests@bofa.com, (ii) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204 or (iii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer will be made only by means of the prospectus in the registration statement, the prospectus supplement for the common stock offering and the prospectus supplement for the preferred stock offering, as applicable.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers.

Forward Looking Statements

Certain statements contained in this press release that are not historical, including but not limited to those regarding II-VI’s offerings of common stock and Series A Mandatory Convertible Preferred Stock, II-VI’s ability to complete the offerings and the anticipated use of the net proceeds therefrom, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that the offerings will be consummated on the terms described above or at all. Consummation of the offerings and the terms thereof are subject to numerous conditions, many of which are beyond the control of II-VI, including: the prevailing conditions in the capital markets; interest rates; and economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s securities. As a result, this press release should be read in conjunction with II-VI’s periodic filings with the SEC and the offering documents for the common stock offering and the preferred stock offering.

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PRESS RELEASE	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

For a discussion of risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019, December 31, 2019 and March 31, 2019, and the preliminary prospectus supplement filed with the SEC on June 30, 2020 in respect of the common stock offering and the preliminary prospectus supplement filed with the SEC on June 30, 2020 in respect of the preferred stock offering. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise, except as required by law.

CONTACT:	Mary Jane Raymond Treasurer and Chief Financial Officer investor.relations@ii-vi.com www.ii-vi.com/contact-us

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